Exhibit 99.1

Diedrich Coffee Reports First Quarter Results

Irvine, California, November 7, 2005–Diedrich Coffee, Inc. (Nasdaq: DDRX) today announced operating results for its first fiscal quarter of 2006, which ended September 21, 2005. For the quarter, the Company reported a net loss of $1,552,000, or $0.29 per share, compared to a loss of $468,000, or $0.09 per share, for the first quarter of the prior fiscal year.

The prior year quarter included $556,000 or $0.11 per share of earnings from the discontinued operations of the Gloria Jean’s international franchise operations that we sold in February 2005. The loss in this year’s first quarter from continuing operations of $1,552,000 or $0.29 per share compares to a loss of $1,024,000 or $0.20 per share from continuing operations in last year’s quarter.

Roger Laverty, Diedrich Coffee’s Chief Executive Officer, stated “The seasonality of the Company’s business typically produces first quarter losses. The increase in loss from continuing operations in this year’s quarter was due to additional audit and tax fees related to the 2005 fiscal year, expense related to the adoption of new accounting rules for stock options and costs associated with a lease buyout that allowed us to close a very unprofitable coffeehouse.”

Laverty added “Obviously loss of the earnings stream from the international Gloria Jean’s franchise operations had a huge impact on the quarterly results. We believe the sale of that operation captured maximum value for our shareholders and it left us with the resources to aggressively grow the business in the United States. Domestic coffeehouse openings do not immediately produce earnings, but we believe that the growth we are beginning to achieve will ultimately replace the international earnings contribution.”

Revenue

Total revenue for the twelve weeks ended September 21, 2005, was $12,180,000, an increase of $966,000 (8.6%) compared with revenue of $11,214,000 for the prior year period. Segment increases were $759,000 (10.6%) in retail sales, $343,000 (10.6%) in wholesale sales, and a decline of $136,000 (15.9%) in franchise revenue.

The increase in retail sales for the first fiscal quarter versus the prior year quarter was the result of a 3.8% increase in same company-operated store sales and a net increase of three stores since the beginning of the prior year quarter (nine stores were opened, four were closed and a net of two were transferred to franchisees). E-commerce retail sales also increased by $47,000 above sales of the prior year quarter.

System-wide comparable store sales at Diedrich Coffee brand coffeehouses open for at least one year increased 1.0% for the quarter, as compared with the prior year, while comparable store sales at the Company’s Coffee People locations increased 6.3% during this same period. System-wide comparable store sales at Gloria Jean’s units declined 3.2% during the first fiscal quarter compared to the prior year quarter.

The increase in wholesale sales was due to a $382,000 increase in sales to third party customers partially offset by a decrease of $38,000 in sales of roasted coffee to franchisees.

Franchise revenue decreased primarily due to the net effect of a $72,000 decrease in royalties, a $28,000 increase in roasting and new store fees and an accounting reclassification of $91,000 of coordination fees to general and administrative expense. Since the beginning of fiscal 2005, the domestic franchise units increased by a net of two units.

Costs and Expenses

Cost of sales and related occupancy costs increased from 53.2% of retail and wholesale sales in the prior year quarter to 56.3% in the current quarter. The increased costs were almost entirely in the wholesale segment. Planned cost reductions and price adjustments are expected to improve gross margins for the remainder of the fiscal year.

Operating expenses remained relatively stable, increasing from 37.8% of retail and wholesale sales in the first quarter of last year to 38.0% in the first quarter of the current year.

General and administrative expenses increased 11.6% from $2,566,000 in the prior year quarter to $2,863,000 in the current year quarter. Primary factors in the increase were audit and tax fees expensed in the first quarter of fiscal 2006 that related to fiscal 2005 year. Also, adopting the new accounting pronouncement requiring expensing employee stock options increased expense by $85,000.

Conference Call

Diedrich Coffee will be discussing these financial results and future prospects with analysts and investors in a conference call. The conference call, hosted by Roger Laverty, CEO, and Marty Lynch, CFO, will take place on November 8, 2005 at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time). The conference call will be simultaneously webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com. A replay of the conference call will also be available by telephone at (888)-203-1112, pass code I.D. 7436192, from 11:00 a.m. Pacific Time on November 8, 2005 through midnight on November 22, 2005.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 205 retail outlets, the majority of which are franchised, are located in 32 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 29, 2005.

Information Contact:
Marty Lynch, Chief Financial Officer	(949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

	Twelve Weeks Ended September 21, 2005	Twelve Weeks Ended September 22, 2004
OPERATIONS DATA:
Retail sales	$7,888	$7,129
Wholesale and other	3,571	3,228
Franchise revenue	721	857

Total net revenue	12,180	11,214

Cost of sales and related occupancy costs	6,447	5,505
Operating expenses	4,350	3,914
Depreciation and amortization	545	545
General and administrative expenses	2,863	2,566
Gain on asset disposals	(5)	(15)

Total costs and expenses	14,200	12,515

Operating loss from continuing operations	(2,020)	(1,301)
Interest expense and other income, net	120	(43)

Loss from continuing operations before income tax benefit	(1,900)	(1,344)
Income tax benefit	(348)	(320)

Net loss from continuing operations	(1,552)	(1,024)
Income from discontinued operations, net	—	556

Net loss	$(1,552)	$(468)
Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.29)	$(0.20)

Income from discontinued operations, net	$—	$0.11

Net loss	$(0.29)	$(0.09)

Basic and diluted weighted average shares outstanding	5,287	5,163

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	September 21, 2005	June 29, 2005
Cash	$9,423	$10,493
Accounts receivable, net	2,117	2,203
Inventories	3,637	3,426
All other assets	25,385	24,191

Total assets	$40,562	$40,313

Accounts payable	$4,132	$2,642
All other current liabilities	5,446	5,369
Deferred rent	487	452
Other non-current liabilities	332	337
Total stockholders’ equity	30,165	31,513

Total liabilities and stockholders’ equity	$40,562	$40,313

Total retail stores (Company and franchise, all brands)	205	201